Exhibit 10.3
AMENDMENT NO. 1
TO
OFFER LETTER
This Amendment No. 1 to Offer Letter (the “Amendment”) is entered into as of May 3, 2018, by and between Menlo Therapeutics Inc., a Delaware corporation (the “Company”) and Paul Kwon (“Executive”).
R E C I T A L S
WHEREAS, the Company and Executive have entered into that certain Offer Letter, dated as of January 14, 2016, (as amended from time to time, the “Agreement”); and
WHEREAS, the Company and Executive desire to amend the Agreement as provided herein.
NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the Company and Executive hereby agree to amend the Agreement as follows:
A M E N D M E N T
1.Amendment. The paragraph titled “At-Will Employment; Severance” is hereby amended and restated to read as follows:

“The Company is an “at-will” employer. Accordingly, either you or the Company may terminate the employment relationship at any time, with or without advance notice, and with or without cause. Upon a termination of your employment by the Company without Cause or by you for Good Reason (together, a “Qualifying Termination”), you will receive a lump-sum payment in cash equal to 9 months’ base salary. If you elect to continue coverage under COBRA, subject to your compliance with the provisions of this Agreement, the Company will pay the premiums for such coverage for 9 months following the termination of employment.

Upon a Qualifying Termination during the three (3) months before and twelve (12) month period following a Change in Control (as defined in the 2018 Omnibus Incentive Plan), you will receive a lump-sum payment in cash equal to: 12 months’ base salary, up to 12 months’ annual bonus (pro-rated monthly for any partial year and measured at “target” achievement), and if you elect to continue coverage under COBRA, subject to your compliance with the provisions of this Agreement, the Company will pay the premiums for such coverage for 12 months following the termination of employment.

Notwithstanding the foregoing, the cash severance benefits described above are conditioned on your executing and letting become irrevocable, within forty-five (45) days of the Qualifying Termination, a general release of claims in favor of the Company, in the form provided by the Company. If you meet this condition, your cash severance will be paid to you within sixty (60) days of the date on which the release becomes irrevocable.”

2.Terms of Agreement. Except as expressly modified hereby, all terms, conditions and provisions of the Agreement shall continue in full force and effect.
3.Conflicting Terms. In the event of any inconsistency or conflict between the Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.
4.Entire Agreement. This Amendment and the Agreement constitute the entire and exclusive agreement between the parties with respect to the subject matter hereof. All previous discussions and agreements with respect to this subject matter are superseded by the Agreement and this Amendment. This Amendment may be executed in counterparts, each of which shall be an original and both of which taken together shall constitute one and the same instrument. This Amendment may be executed and delivered by facsimile and, upon such delivery, the facsimile shall be deemed to have the same effect as if the original signature had been delivered to the other party.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Offer Letter to be executed by their duly authorized representatives, effective as of the date first written above.

COMPANY: Menlo Therapeutics Inc., a Delaware corporation	EXECUTIVE: Paul Kwon
By: /s/ Steven Basta Name: Steven Basta Title: President and Chief Executive Officer	By: /s/ Paul Kwon Paul Kwon

1
sf-3883573